Exhibit 10.2

AMENDMENT TO WARRANT EXCHANGE AGREEMENT

This AMENDMENT TO WARRANT EXCHANGE AGREEMENT (this “Amendment Agreement”), dated as of February 4, 2025, is made and entered into between Cyclacel Pharmaceuticals, Inc, a Delaware company (the “Company”), and Armistice Capital Master Fund Ltd. (“Holder”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Warrant Exchange Agreement (defined herein).

RECITALS

WHEREAS, Holder is the owner of Series C common stock purchase warrants and Series D common stock purchase warrants of the Company, issued on November 14, 2024 pursuant to that certain Warrant Exercise and Reload Agreement dated November 13, 2024 by and between the Company and the Holder (the “Exercise and Reload Agreement”) and Series A common stock purchase warrants of the Company issued on May 2, 2024 pursuant to that certain Securities Purchase Agreement dated as of April 30, 2024 by and between the Company and the Holder (the “April Securities Purchase Agreement”);

WHEREAS, the Holder and the Company entered into that certain Warrant Exchange Agreement dated January 2, 2025 (the “Warrant Exchange Agreement”) pursuant to which they agreed to exchange certain Exchanged Warrants (as defined in the Warrant Exchange Agreement) acquired pursuant to the Exercise and Reload Agreement and the April Securities Purchase Agreement and beneficially owned by Holder for shares of Common Stock of the Company and cash upon the terms and conditions set forth in the Warrant Exchange Agreement and subject to the approval as required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity) from the stockholders of the Company with respect to issuance of all of the shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) to be issued pursuant to the Warrant Exchange Agreement (the “Stockholder Approval”);

WHEREAS, the parties hereto desire to amend certain terms of the Warrant Exchange Agreement, pursuant to this Amendment Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Amendment Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I
Amendment

Section 1.1 Section 1.2 of the Warrant Exchange Agreement is hereby deleted and replaced in its entirety with the following:

“Section 1.2 Closing Date. The closing of the Exchange Transaction (the “Closing”) shall occur as follows:

(a) Substantially concurrently with the date of Stockholder Approval, the Company shall issue to the Holder, subject to the Beneficial Ownership Limitation, the New Shares; and Holder shall surrender the Exchanged Warrants to the Company, together with all documentation reasonably necessary to transfer to the Company all right, title and interest in and to the Exchanged Warrants.

(b) Subject to the receipt by the Company of the approval of the Company’s stockholders for a transaction (or a series thereof), whereby Mr. David Lazar or any of his Affiliates or any bona fide transferees thereof acquires for an investment of no less than $3.1 million, shares of Common Stock of the Company, or any other securities of the Company which may (and for avoidance of doubt even if subject to third party approvals or other contingencies) be exercisable or convertible to shares of Common Stock or voting power of the equity of the Company (a “Lazar Investment”); and (ii) the filing by the Company of its Form 10-Q for the first quarter of 2025; the Company shall pay to Holder the Cash Price in immediately available funds by wire transfer to the account specified in the instructions provided by the Holder to the Company.”

Section 1.2 The following capitalized terms in the Warrant Exchange Agreement shall be amended as follows:

a) “New Shares” shall mean the issuance of an aggregate of 24,844,725 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Amendment Agreement) shares of Common Stock of the Company.

b) “Cash Payment” shall mean $1,100,000.

Section 1.3 Holder hereby consents to (A) the issuance of up to $8,000,000 of shares of Common Stock to David Lazar pursuant to an equity line securities purchase agreement between the Company and David Lazar at a purchase price per share equal to the greater of (i) the consolidated closing bid price immediately prior to the entry of such agreement and (ii) the consolidated closing bid price on the Business Day immediately preceding the applicable purchase date and (B) the entry into of an equity line of credit purchase agreement for the sale of up to $25 million of shares of Common Stock and the issuances of shares of Common Stock sold thereunder, and acknowledges and agrees that none of the foregoing transactions described in (A) and B) above shall be deemed a “Variable Rate Transaction” as defined in the Exercise and Reload Agreement.

Section 1.4 In consideration for the foregoing, the Company shall issue to the Holder, subject to the Beneficial Ownership Limitation and upon receipt of stockholder approval of the Company of such issuance at its next meeting of stockholders, an additional 100,000 shares of Common Stock (post-reverse stock split that was approved by the Company’s stockholders at its February 6, 2025 special meeting) of the Company (the “Additional New Shares”), and such Additional New Shares, will, unless and until registered, contain customary restrictive legends and other language typical for unregistered shares. Notwithstanding anything herein to the contrary, in the event that the issuance of any New Share(s) and Additional New Shares would otherwise cause the Holder to exceed any beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in the Exchanged Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of New Shares and Additional New Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares (as defined in the applicable Exchanged Warrant) permitted thereunder, as directed by the Holder, with the balance to be issued as pre-funded warrants.

Holder represents and warrants that, as of the date hereof it is, and on each date on which it shall be issued any Additional New Shares it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Holder represents and warrants that it is acquiring the Additional New Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Additional New Shares (this representation is not limiting Holder’s right to sell the Additional New Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).

Article II
REPRESENTATIONS AND WARRANTIES OF HOLDER

To induce the Company to enter into and perform its obligations under this Amendment Agreement, Holder hereby represents and warrants to the Company as of the date hereof as follows:

Section 2.1 Existence. Holder has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation.

Section 2.2 Authority and Capacity; No Conflicts. Holder has all requisite power, authority and capacity to enter into and perform its obligations under this Amendment Agreement and all action required to be taken for the due and proper authorization, execution and delivery by it of this Amendment Agreement and the consummation of the Exchange Transaction has been duly and validly taken, and the consummation of the Exchange Transaction will not violate any law applicable to Holder or result in a breach of or default under Holder’s organizational documents or any agreement to which Holder is a party or by which Holder is bound.

Section 2.3 Binding Agreement. This Amendment Agreement has been duly authorized and validly executed and delivered by or on behalf of Holder and constitutes a valid and binding agreement of the Holder, enforceable in accordance with and subject to its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

Section 2.4 Title. Holder has good and valid title to the Exchanged Warrants, free and clear of all liens, encumbrances, equities or claims, and upon transfer of the Exchanged Warrants pursuant hereto, good and valid title to the Exchanged Warrants, free and clear of all liens, encumbrances, equities or claims, will pass to the Company. The Holder has not sold, distributed, pledged or otherwise transferred all or any portion, or any interest in, the Exchanged Warrants, nor agreed to do so.

Section 2.5 Non-Reliance. Holder (a) is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, (b) has consulted with its own advisors concerning such matters and (c) has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and operations of the Company, (d) in determining to proceed with the Exchange Transaction, has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company in Article III, and (e) acknowledges that the Company is entering into this Amendment Agreement with it in reliance on the acknowledgments, agreements, representations and warranties set forth in this Article II. The Holder acknowledges that the Company may enter into agreements with other holders of Common Stock purchase warrants of the Company for the exchange of such warrants for securities of the Company.

Section 2.6 No Approvals or Consents. No consent, approval or authorization of or exemption by, or declaration, filing or registration with or notice to, any third party or any legislative, executive, judicial, or administrative body, including any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality, of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise) is required in connection with the execution and delivery by Holder of this Amendment Agreement or the consummation of the Exchange Transaction except for the Required Approvals (as defined in the Warrant Exchange Agreement).

Section 2.7 Accredited Investor; Legends. Holder represents and warrants that, as of the date hereof it is, and on each date on which it shall be issued any New Shares it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and agrees that the New Shares will contain the restrictive legends when issued as set forth in the Exchange and Reload Agreement, and the New Shares will not be registered under the Securities Act, except as provided in the Warrant Amendment Agreement. Also, Holder represents and warrants that it is acquiring the New Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the New Shares (this representation is not limiting Holder’s right to sell the New Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Holder to enter into and perform its obligations under this Amendment Agreement, the Company hereby represents and warrants to Holder as of the date hereof as follows:

Section 3.1 Existence. The Company is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Authority and Capacity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Amendment Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection herewith, other than in connection with the Required Approvals (as defined in the Warrant Amendment Agreement). This Amendment Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 3.3 No Conflicts. The execution, delivery and performance of this Amendment Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) subject to the Required Approvals (as defined herein), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this Agreement.

Section 3.4 No Approvals or Consents. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Amendment Agreement, other than: (i) the filings required pursuant to this Amendment Agreement, the Warrant Exchange Agreement or the Exercise and Reload Agreement, (ii) application(s) or notice to each applicable Trading Market for the issuance and sale of the New Shares and the listing of the New Shares for trading thereon in the time and manner required thereby, (iii) the filing of Form D with the Commission, (iv) the Stockholder Approval; and (v) such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

Article IV
MISCELLANEOUS

Section 4.1 Further Assurances. Each of the parties hereto shall do and perform and execute and deliver, or cause to be done and performed or executed and delivered, and without further consideration, all further acts and all other agreements, certificates, book entries, instruments, instructions and documents as may be necessary or as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment Agreement and the consummation of the Exchange Transaction.

Section 4.2 Amendments and Waivers. Other than as amended, consented to or waived herein, all other provisions of the Warrant Exchange Agreement shall remain in full force and effect. Any provision of this Amendment Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by the Company and Holder. Any provision of this Amendment Agreement may be waived by the party entitled to the benefit thereof, but only by a writing signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.3 Notices.

(a) All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered personally or by e-mail prior to 5:00 p.m., in the place of delivery and such day is a Business Day; otherwise, the next Business Day, (ii) on the first Business Day following the date of dispatch if delivered express mail by a recognized overnight courier service or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the address set forth in the Exercise and Reload Agreement or to such other address either party to this Agreement shall specify by notice given in accordance with this Section 4.3.

(b) For the purposes of this Section 4.3, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of such commercial banks are generally open for use by customers on such day.

Section 4.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Amendment Agreement and the Exchange Transaction.

Section 4.5 Successors and Assigns; No Third Party Beneficiaries. The provisions of this Amendment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and to no other person, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment Agreement without the consent of the other party hereto. Each party to this Amendment Agreement acknowledges and agrees that this Amendment Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 4.6 Entire Agreement. This Amendment Agreement (including any schedules hereto) constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto and/or their affiliates with respect to the subject matter hereof.

Section 4.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 4.8 Counterparts. This Amendment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be signed by any electronic signature and be delivered via electronic mail (including pdf) or other electronic transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 4.9 Governing Law; Waiver of Jury Trial. This Amendment Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York without reference to, and regardless of, any applicable choice or conflicts of laws principles to the extent that such principles would direct a matter to another jurisdiction. Each party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of New York and the Federal courts of the United States of America located in the Southern District of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.3. Each party to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment Agreement has been signed by the parties hereto as of the date first above written.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ David Lazar
Name:	David Lazar
Title:	Chief Executive Officer

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC, the investment manager